Exhibit 10.4

NON-NOTIFICATION

FACTORING AND SECURITY AGREEMENT

Date: May 22, 2007.

Name of Client (“Client”) GREAT AMERICAN GROUP ADVISORY & VALUATION SERVICES, LLC

Client and FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC (“Factor”), hereby agree to the terms and conditions set forth in this Non-Notification Factoring and Security Agreement (“Agreement”):

Section 1. Definitions.

1.1 Defined Terms. Capitalized terms shall have the meanings ascribed to them on Schedule A.

1.2 Other Referential Provisions.

(a) All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other Factoring Documents, unless the context shall require otherwise.

(b) Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP including, without limitation, applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

(c) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(e) Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or subclause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

(f) Each definition of or reference to a document in this Agreement shall include such document as amended, modified, supplemented or restated from time to time.

(g) Except where specifically restricted, reference to a party to this Agreement includes that party and its successors and assigns.

(h) Any and all terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

1.3 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference and made a part hereof.

Section 2. Purchase & Sale of Accounts.

2.1 Purchase of Accounts. Factor shall, at its discretion, purchase from Client, and Client shall sell to Factor, all of Client’s Accounts existing as of the effective date of this Agreement. From and after the date hereof, immediately upon the creation of each and every Account of Client, such Account shall be sold to Factor hereunder. Upon such sale, Factor shall acquire all of Client’s right, title and interest in and to such Client’s Accounts. Factor shall be the sole and exclusive owner of such Accounts with full power to collect and otherwise deal with such Accounts. All Accounts shall be submitted to Factor on a Schedule of Accounts listing each Account separately. The Schedule of Accounts shall be in such form as Factor may prescribe from time to time and shall be signed by an officer or authorized signer of the Client. Client may submit such Accounts electronically, by facsimile, by mail or other delivery service of Client’s choosing that is approved by Factor. Any Accounts submitted electronically shall be submitted in such electronic format as Factor may require. At the time the Schedule of Accounts is presented, Client shall also deliver to Factor, if requested by Factor, one copy of an invoice for each Account together with evidence of shipment, furnishing and/or delivery of the goods or rendition of service(s).

2.2 Purchase Price.

(a) On the Collection Date applicable to an Account, Factor shall pay to Client the Purchase Price for such Account, less (i) any Reserve or credit balance that Factor, in Factor’s sole discretion, determines to hold, (ii) all Obligations or moneys remitted, paid, or otherwise advanced by Factor to or on behalf of Client (including any amounts which Client may reasonably be obligated to pay in the future), (iii) any other charges provided for by this Agreement or otherwise due Factor by Client, and (iv) any deductions taken by the Customer in connection with such Account.

(b) No discount, credit, allowance or deduction with respect to any Account shall be granted or approved by Client to any Customer without the prior written consent of Factor unless such discount, credit, allowance or deduction is shown on the face of an invoice at the time such invoice is submitted to Factor.

2.3 Reserve. Factor shall be entitled to withhold a Reserve, and may revise the Reserve at any time and from time to time if Factor deems it necessary to do so in order to protect Factor’s interests. Factor may charge against the Reserve any amount for which Client may be obligated to Factor at any time, whether under the terms of this Agreement, or otherwise, including but not limited to the repayment of any Overadvance, any damages suffered by Factor as a result of Client’s breach of any provision of Section 6 hereof (whether intentional or unintentional), any adjustments due, all Obligations and any attorneys’ fees, costs and disbursements due, provided Factor provides Client with a timely and full accounting with respect to any such charge against the Reserve. Client recognizes than the Reserve represents bookkeeping entries only and not cash funds. It is further agreed that with respect to the balance in the Reserve, Factor is authorized to withhold without giving prior notice to Client, such payments and credits otherwise due to Client under the terms of this Agreement for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligation(s) Client may owe Factor.

2.4 Commission.

(a) For Factor’s services hereunder, Client shall pay and Factor shall be entitled to receive a factoring commission equal to one-quarter of one percent (.25%) of the gross invoice amount of each Account, but in no event less than $5.00 per invoice or credit memo (“Commission”). The Commission shall be due and payable to Factor on the date of creation of each Account and shall be chargeable to Client’s account with Factor.

(b) Factor’s commission is based upon Client’s maximum selling terms of sixty (60) days. Client will not grant additional dating to any Customer without Factor’s prior written approval. If Factor approves extended terms or additional dating, the amount of Commission payable with respect to the Accounts represented thereby shall be increased by twenty-five percent (25%) for each 30 days, or portion thereof, of extended or additional dating. For example, if Factor approves extended terms of ninety (90) days on an account, the Commission on such Account would be increased from 0.25% to 0.3125%.

(c) Subject to Section 10 hereof, the minimum aggregate factoring Commissions payable under this Agreement for each Contract Year or part thereof shall be Twenty-Four Thousand and No/100 Dollars ($24,000), which shall be payable at the rate of Two Thousand and No/100 Dollars ($2,000) per month. To the extent of any deficiency (after giving effect to Commissions payable under the foregoing subsections), the difference between the minimum and the amount already charged shall be chargeable monthly to Client’s account with Factor, or at Factor’s option, payable by Client within five (5) business days of Factor’s demand therefore. Notwithstanding anything to the contrary, in the event that the Commissions charged to Client’s account with Factor or otherwise paid by Client exceeds $2,000 in any given month, such excess shall be credited to the amount payable in the next succeeding month (the parties being in agreement that the intent of this subsection is to ensure a minimum amount of Commissions in each Contract Year and not each Contract month). Client shall pay the difference between the minimum Commissions due hereunder for each Contract Year less the amount of Commissions actually paid to date for such Contract Year prior to the termination of this Agreement.

Section 3. Advances/Collections.

3.1 Advances. In Factor’s sole discretion, in accordance with the terms of this Agreement, Factor may from time to time advance to Client up to ninety percent (90%) of the aggregate Net Invoice Amount of Accounts outstanding at the time any such advance is made, less: (1) Any such Accounts that are in Dispute; (2) any such Accounts that are not Approved

Accounts; (3) the amount of the Reserve and all Obligations; and (4) any interest, fees and other items, actual or estimated, that are chargeable to the Reserve; and (5) that portion of Accounts arising from one Customer that exceeds such aggregate amount limits or concentration levels or limits as Factor may determine are acceptable from time to time, but only to the extent of such excess. Any Advance shall be payable on demand and shall bear interest at the rate set forth in subsection 3.2 below until paid in full. In no event shall the total principal amount of outstanding advances exceed $5,000,000 and Client shall, within five (5) business days after Factor’s demand therefore, pay to Factor any and all amounts necessary to reduce the aggregate outstanding advances below such limit.

3.2 Interest.

(a) Interest upon the daily net balance of all of Client’s Obligations shall be payable at a rate equal to the greater of eight percent (8%) per annum or one percent (1%) above the rate of interest designated by Factor as its Prime Rate, (which is subject to change). Interest shall be charged to Client’s account with Factor as of the last day of each month and shall as of such date constitute Obligations. Any adjustment in the interest rate shall be effective on the next Business Day after any change in the Prime Rate.

(b) If during any month, a net credit balance exists (i.e., the Reserve or credit balance exceeds outstanding Accounts), then Factor shall credit Client’s account as of the last day of each month with interest at a rate equal to six percent (6%) below the Prime Rate.

(c) In the event that the amount of Obligations outstanding from time to time during the term of this Agreement exceeds the amount determined pursuant to subsection 3.1 (the amount of such excess Obligation is hereinafter referred to as an “Overadvance”) then, in such event and until the Overadvance has been duly paid to Factor, Client shall pay to Factor a monthly Overadvance accommodation fee equal to one percent (1%) per month of the average outstanding balance of such Overadvance during each calendar month, multiplied by a fraction the numerator of which is the number of calendar days during such month the Overadvance was in existence, and the denominator of which is thirty (30). Factor agrees to provide Client with a full and detailed accounting with respect to any such claimed Overadvances.

(d) All such Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. To the extent permitted by law and without limiting any other right or remedy of Factor hereunder, whenever there is a Default under this Agreement, the rate of interest on the Obligations shall, at the option of Factor, be increased to a default interest rate by adding five percent (5%) to the interest rate otherwise in effect hereunder. Factor may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Client acknowledges that: (i) such additional rate is a material inducement to Factor to consider requests for Advances hereunder; (ii) Factor would not have made the Advances in the absence of the agreement of Client to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Factor that it will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Factor in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Advances and Obligations, and (B) compensation to Factor for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto, Factor’s entitlement to this charge in the event of any Default will continue until all Obligations are paid in full.

(e) IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF ACCOUNT(S) UNDER § 9-318 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF CALIFORNIA AND AS SUCH, THE CLIENT SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN SUCH PROPERTY SOLD. NEVERTHELESS, IN THE EVENT ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER CLIENT, ANY PRESENT OR FUTURE GUARANTOR OR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE ADVANCES, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY CLIENT HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR FACTOR SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING OBLIGATIONS OR, AT FACTOR’S OPTION, RETURNED TO CLIENT OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO. AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF CALIFORNIA OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE CLIENT RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE

MAXIMUM NONUSURIOUS RATE OF INTEREST THAT FACTOR IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE ADVANCES.

3.3 Collections.

(a) Client shall direct all Customers to send payments or collections to such lockbox as Factor shall direct. Factor shall have the right at any time after the occurrence of a Default and with or without notice to Client, to notify any or all Customers or Customers of the assignment of the Accounts to Factor and to direct such Customers to make payment of all amounts due or to become due to Client directly to Factor. Client agrees not to change any of such instructions or to give its Customers different instructions so long as this Agreement shall remain in effect. To the extent there are no Obligations of Client owed to Factor hereunder and so long as Client is not in Default, Factor shall be deemed to have received any such proceeds of Accounts in excess of the amount of such proceeds to which Factor is entitled as owner of the Accounts as a pure pass-through for and on account of Client.

(b) Factor, as the sole and absolute owner of the Accounts, shall have the sole and exclusive power and authority to collect each such Account, through legal action or otherwise, and Factor may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Accounts, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Accounts.

(c) Should Client receive payment of all or any portion of any Account, Client shall immediately notify Factor of the receipt of the payment, hold said payment in trust for Factor separate and apart from Client’s own property and funds, and shall deliver said payment to Factor without delay in the identical form in which received. Should Client receive any check or other payment instrument with respect to any Account and fail to surrender and deliver to Factor said check or payment instrument within three (3) business days, Factor shall be entitled to charge Client a Misdirected Payment Fee to compensate Factor for the additional administrative expenses that the parties acknowledge are likely to be incurred as a result of such breach.

(d) In the event any goods, the sale of which gave rise to an Account, are returned to or repossessed by Client, such goods shall be held by Client in trust for Factor, separate and apart from Client’s own property and subject to Factor’s sole direction and control.

Section 4. Collateral.

4.1 Security Interest. In order to secure the payment of all indebtedness and Obligations of Client to Factor, Client hereby grants to Factor a first priority security interest in and lien upon all of Client’s right, title and interest in and to all of Client’s presently existing or hereafter arising Collateral. Client agrees to comply with all appropriate laws in order to perfect Factor’s security interest in and to the Collateral and to execute such documents as Factor may require from time to time. Client authorizes Factor to file at such times and places as Factor may designate such financing statements, continuations and amendments thereto as are necessary or desirable to perfect Factor’s rights in and give notice of Factor’s purchase of the Accounts under the Uniform Commercial Code in effect in any applicable jurisdiction and Factor’s security interest in the Collateral. Factor may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Client or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Client is an organization, the type of organization and any organization identification number issued to Client. Client agrees to furnish any such information to Factor promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Factor on behalf of Client or filed by Factor without the signature of Client and may be filed at any time in any jurisdiction. Client acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming Client as the debtor and Factor as the secured party without the prior written consent of Factor, and Client agrees that it shall not do so without the prior written consent of Factor. Client hereby ratifies any UCC financing statements previously filed by Factor relating to the Collateral. Factor shall pay the costs of all filings made by Factor hereunder.

Section 5. Power of Attorney.

5.1 Power of Attorney. Client hereby grants to Factor an irrevocable power of attorney authorizing and permitting Factor, at its option, without notice to Client to do any or all of the following: (a) endorse the name of Client on any checks or other evidences of payment whatsoever that may come into the possession of Factor regarding Accounts or Collateral, including checks received by Factor pursuant to Section 9 hereof, (b) receive, open and dispose of any mail addressed to Client and put Factor’s address on any statements mailed to Customers, provided, however, Factor shall turn over to Client all such mail not relating to Accounts or Collateral; (c) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Accounts or Collateral; (d) upon the occurrence of a Default, notify in the name of the Client, the U.S. Post Office to change the address for delivery of mail addressed to Client to such address as Factor may designate; (e) file any financing statement deemed necessary or appropriate by Factor to protect Factor’s interest in and to the Accounts or Collateral, or under any provision of this Agreement; (f) effect debits to any deposit account or other account that Client or Client’s principals who have executed a guaranty agreement maintain at any bank for any sums due to or from the Client under this Agreement; (g) upon a Default, to prepare and mail all invoices relating to Accounts; and (h) to take all actions necessary and proper in order to carry out this Agreement. The authority granted to Factor herein is irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

Section 6. Client’s Representations, Covenants and Warranties.

6.1 Client’s Representations, Covenants and Warranties. Client, as well as each of Client’s principals, represent, warrant and covenant to Factor that:

(a) Client is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of California and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable;

(b) The execution, delivery and performance by Client of this Agreement does not and will not constitute a violation of any applicable law, violation of Client’s articles of organization, or any material breach of any other document, agreement or instrument to which Client is a party or by which Client is bound. The Agreement is a legal, valid and binding obligation of Client enforceable against it in accordance with its terms;

(c) Client is the sole owner and holder of all Accounts and there is no security interest, lien, judgment or other encumbrance in or affecting such Accounts or any of the other Collateral except as set forth on Schedule 6.1(c) hereof. At the time of assignment to Factor the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named Customer for goods actually sold and delivered or for services completely rendered;

(d) Other than those discounts, allowances and deductions set forth on the face of the invoice at the time it was assigned to Factor, there are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or disputes with respect to any Account. Client shall inform Factor, in writing, promptly upon learning that there exists any Dispute. Client shall accept no returns and shall grant no allowance or credit to any Customer without prior written notice to Factor. Client shall submit to Factor credit memos itemized on a separate Schedule of Accounts for all returns and allowances made during the previous week. At Factor’s option, Factor may require that Client pay Factor for the amount of such credit memos, or in Factor’s sole and exclusive discretion, Factor may agree to accept the Schedule of Accounts and apply same against Client’s Reserve;

(e) Client’s address, as set forth below its signature line hereto, is Client’s mailing address, its chief executive office, principal place of business and the office where all of the books and records concerning the Accounts and/or Collateral are maintained which shall not be changed without giving thirty (30) days prior written notice to Factor;

(f) Client shall maintain its books and records in accordance with GAAP and shall reflect on its books the absolute sale of the Accounts to Factor. Client shall furnish Factor, upon request, such information and statements, as Factor shall reasonably require from time to time regarding Client’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Client shall provide Factor, (i) on or prior to the 30th day of each quarter, unaudited financial statements with respect to the prior Client quarter, (ii) within ninety (90) days after the end of each of Client’s fiscal year, audited financial statements prepared by a CPA reasonably acceptable to Factor, and (iii) such other information as Factor may reasonably request. Client will furnish to Factor upon request a current listing of all open and unpaid accounts payable and Accounts, and such other items of information that Factor may deem necessary or appropriate from time to time. All statements and reports furnished to Factor hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP;

(g) Client has paid and will pay all taxes and governmental charges imposed with respect to sale of goods and rendition of services and shall furnish to Factor upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements;

(h) Client will promptly notify Factor of (i) the filing of any lawsuit against Client involving amounts greater than $10,000.00, and (ii) any attachment or any other legal process levied against Client.

(i) The application made and information delivered by or on behalf of Client in connection with this Agreement, and the statements made therein are true and correct in all material respects at the time that this Agreement is executed. There is no fact which Client has not disclosed to Factor in writing which could materially adversely affect the properties, business or financial condition of Client, or any of the Accounts or Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading;

(j) In no event shall the funds paid to Client hereunder be used directly or indirectly for personal, family, household or agricultural purposes;

(k) Client does business under no trade or assumed names except as indicated below. These names are a tradename and/or tradestyle by which Client will or may identify and sell certain of its products and under which Client will or may conduct a portion of its business, and are not an independent corporation or other legal entity. Factor is hereby authorized to receive, endorse and deposit any and all checks sent to it in payment of such Accounts including such checks as are payable to any of the tradestyles or tradenames. Accounts invoiced in the name of any tradename or tradestyle are subject to all of the terms and conditions of this Agreement with the same force and effect as if they were in our corporate name.

Tradenames or Tradestyles:            Great American Group

(l) Any invoice or written communication that is issued by Client to Factor by facsimile transmission is a duplicate of the original;

(m) Any electronic communication of data, whether by e-mail, tape, disk, or otherwise that Client remits or causes to be remitted to Factor shall be authentic and genuine; and

(n) Client does not own, control or exercise dominion over, in any way whatsoever, the business of any Account or Customer.

(o) Client will not merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of Client’s assets or any of the Collateral or any interest therein without the prior written consent of Factor, except that, so long as no Default has occurred and is continuing, Client may sell inventory and replace obsolescent or worn out equipment and other property in the ordinary course of Client’s business.

(p) Client will not obtain or attempt to obtain from any Person other than Factor any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Factor enter into any direct or indirect guaranty of any obligation of another Person. Client will not permit any of Client’s assets or any part of the Collateral to be subject to any Lien.

(q) No Distributions. Client will not retire, repurchase or redeem any of the ownership interest in Client, nor declare or pay any distribution in cash or other property (other than additional ownership interests) to any owner or holder of Client’s ownership interest;

provided, however, that so long as no Default exists Client may make distributions to its members in an amount not to exceed one hundred percent (100%) of Client’s net income, determined in accordance with GAAP during any calendar year.

(r) Loans/Investments. Client will not, without the prior written consent of Factor, make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; (ii) advances to employees not to exceed an aggregate outstanding amount of $10,000 at any one time outstanding for all employees and (iii) loans or advances to affiliated Persons in an amount not to exceed $500,000 in the aggregate. Client shall not, without the prior written consent of Factor, purchase, acquire or otherwise invest in any Person except: (A) existing investments in Client’s subsidiaries; (B) investments in any Person affiliated with Client (but only to the extent that such investments, together with any loans or advances to affiliated Persons as allowed under clause (iii) above, do not exceed $500,000 in the aggregate); (C) direct obligations of the United States of America maturing within one year from the acquisition thereof; (D) certificates of deposit issued by, on investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; and (E) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. Without limiting the generality of the foregoing, Client shall not create any new subsidiary.

Section 7. Administration.

7.1 Disputes/Chargebacks. Client shall notify Factor promptly upon the assertion by a Customer of a Dispute and Factor may charge such Account back to Client. Client agrees to indemnify and hold Factor harmless from and against any and all loss, costs and expenses arising out of Disputes, including collection and reasonable attorneys fees with respect thereto. A chargeback shall not be deemed a reassignment of an Account and title thereto and to the goods represented thereby shall remain in Factor until such time as Factor executes a reassignment of the Account.

7.2 Expenses. Client shall pay all reasonable costs incurred by Factor pursuant to this Agreement, including without limitation, search and filing fees, on line access fees, wire and ACH transfer fees, field examination fees (a maximum of three field examinations per Contract Year as long as no event of default exists, however, if an event of default exists, Factor may perform more than three field examinations per Contract Year), reasonable legal fees (including the allocated cost of internal counsel) for preparation of this Agreement and any other Factoring Documents and the perfection, preservation and enforcement of any of Factor’s rights hereunder. Factor shall provide Client with a full and detailed accounting relating to all expenses charged to Client hereunder.

7.3 Credit Inquiries. Client authorizes Factor to disclose such information as Factor deems appropriate to persons making credit inquiries about Client, provided Factor notifies Client prior to any such disclosure.

Section 8. Accounting Information.

8.1 Accounting Statements. Factor shall provide Client with information on the Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection, Advances and account maintenance such as aging, posting, error resolution and e-mailing or mailing of statements. All of the foregoing shall be in a format and in such detail, as Factor, in its sole discretion, deems reasonable and appropriate. Factor’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Accounts and Reserve between Factor and Client. Each statement, report, or accounting rendered or issued by Factor to Client shall be deemed conclusively accurate and binding on Client unless within thirty (30) days after the date of issuance Client notifies Factor to the contrary pursuant to Section 11 hereof, setting forth with specificity the reasons why Client believes such statement, report, or accounting is inaccurate, as well as what Client believes to be correct amount(s) therefore. If the Client gives notice of its disagreement with Factor’s statement, all matters in such statement that are not objected to in Client’s notice shall be deemed conclusively accurate and binding on Client. Client’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Client’s failure to do so shall nonetheless bind Client to whatever Factor’s records would have reported.

8.2 Inspections. Factor shall have the right, during business hours and upon telephone notice to Client, at Client’s expense, to visit and inspect Client’s books and records, and, at Client’s expense, to make and take away copies of Client’s books and records.

Section 9. Defaults and Remedies.

9.1 Default. A Default shall be deemed to have occurred hereunder upon the happening of one or more of the following: (a) after a ten (10) day cure period, Client shall fail to pay as and when due any amount owed to Factor; (b) after a twenty (20) day cure period, any Obligor shall breach any covenant, warranty or representation set forth herein or in any Factoring Document or same shall be untrue when made; (c) any Obligor becomes insolvent in that its debts are greater than the fair value of its assets or it is unable to pay its debts as they mature, or it admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a involuntary petition under any provision of Title 11 of the United States Code, as amended, or any state insolvency proceeding is filed by or against any Obligor and is not dismissed within thirty (30) days; (d) any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Accounts, the Collateral or any portion thereof and the same is not released within ten (10) days; (e) any Obligor suffers the entry against it for a final judgment for the payment of money in excess of $10,000.00, unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such periods and a stay of execution pending such appeal is obtained; (f) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Client, or by any Obligor or other person on behalf of Client, to Factor is not true and correct in any material respect; (g) Client shall have a federal or state tax lien filed against any of its properties, or shall fail to pay any federal or state tax when due, or shall fail to file any federal or state tax form as and when due after a twenty

(20) day cure period; (h) a material adverse change shall have occurred in Client’s financial condition, business operations; (i) any suspension of the operation of Obligor’s present business; (j) death of any Obligor who was a natural person, or death or withdrawal of any partner of any Obligor that is a partnership, or dissolution, merger, or consolidation of any Obligor that is a corporation, partnership or limited liability company; (k) transfer of a substantial part (determined by market value) of the property of any Obligor without Factor’s prior written consent; (1) sale, transfer or exchange, either directly or indirectly, of a controlling equity ownership interest of any Obligor; (m) termination, unenforceability or withdrawal of any guaranty for the Obligations (other than a termination or release of such guaranty by Factor), or failure of any Obligor to perform any of its obligations under such a guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty, or (n) Factor shall reasonably deem itself insecure with respect to its interest in the Collateral or prospects for repayment.

9.2 Remedies.

(a) Upon a Default, Factor may, without demand or notice to Client, exercise all rights and remedies available to it under this Agreement, under the UCC or otherwise, including without limitation, terminating this Agreement and declaring all Obligations immediately due and payable provided, however, in the event of a Default described under clause (c) of Section 9.1, such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.

(b) Without notice to or demand upon Client or any other Person, Factor may make such payments and do such acts as Factor considers necessary or reasonable to protect its security interest in the Collateral. Client authorizes Factor to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any lien which in Factor’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. Factor may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale.

(c) Factor shall be entitled to any form of equitable relief that may be appropriate without having to establish that any remedy at law is inadequate or other grounds. Factor shall be entitled to freeze, debit and/or effect a set-off against any fund or account Client may maintain with any bank. In the event Factor deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of a Default, Client waives any requirement that Factor post or otherwise obtain or procure any bond. Alternatively, in the event Factor, in its sole and exclusive discretion, desires to procure and post a bond, Factor may procure and file with the court a bond in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon Factor’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Client waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Factor is thereafter, for whatever reason(s), vacated, dissolved or reversed. All judgments shall bear interest at the lesser of (i) the highest rate allowed by law or (ii) the greater of (x) the rate applicable pursuant to section 3.2 (d) or (y) 18% per annum. All judgments shall bear interest at the lesser of (i) the highest rate allowed by law, or (ii) the greater of (x) the rate applicable pursuant to section 3.2(d) or (y) 18% per annum.

9.3 Cumulative Rights; Waivers. The occurrence of any Event of Default shall entitle Factor to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Factor either prior or subsequent to a Default) as available to a Secured Party under the Uniform Commercial Code in effect in any applicable jurisdiction. All rights, remedies and powers granted to Factor in this Agreement, or in any other instrument or agreement given by Client to Factor or otherwise available to Factor in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as Factor may have. These rights may be exercised from time to time as to all or any part of the Accounts hereunder or the Collateral as Factor in its discretion may determine. In the event that any part of this transaction between Client and Factor is construed to be a loan from Factor to Client, any advances or payments made as the Purchase Price for all Accounts shall be secured by the Accounts and the Collateral. Factor may not be held to have waived its rights and remedies unless the waiver is in writing and signed by Factor. A waiver by Factor of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion. No exercise by Factor of one right or remedy shall be deemed an election, and no waiver by Factor of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Factor shall constitute a waiver, election or acquiescence by it.

9.4 Liquidation Success Premium. If Client ceases operating as a going concern or otherwise liquidates or ceases operations (“Client Liquidation”) and Factor shall receive collections or other repayments in excess of the Obligations due hereunder at the time of the Default arising as a result of Client’s Liquidation, Client shall pay to Factor a liquidation success premium equal to 15% of the balance of the Obligations at the time of the Default arising from Client’s Liquidation.

Section 10. Term.

10.1 Term. The Original Term of this Agreement shall be from the date hereof until May     , 2009, (the “Original Term”) provided that this Agreement shall be extended automatically for an additional one (1) year terms unless written notice of termination is given by Client to Factor at least sixty (60) days, but not more than ninety (90) days, prior to the end of the Original Term or any extension thereof. Notwithstanding anything herein to the contrary, Factor may terminate this Agreement (i) at any time after the occurrence of a Default, or (ii) upon ninety (90) days written notice, provided however, that if Factor terminates this Agreement prior to the end of the Original Term other than upon the occurrence of a Default, Client shall not be obligated to pay any Termination Fee. Prior to any termination of this Agreement becoming effective, Client shall pay any minimum annual Commission that remains unpaid for the Contract Year in which this Agreement is terminated (the “Termination Fee”); provided, however, that if Factor terminates this Agreement prior to the end of the Term (as the same may be extended) other than upon the occurrence of a Default, Client shall not be obligated to pay any Termination Fee. Notwithstanding payment in full of all Obligations by Client, any such notice of termination is conditioned on Client’s delivery, to Factor, of a general release in a form reasonably satisfactory to Factor. Client understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC. Factor shall not be required to record any terminations or satisfactions of any of Factor’s liens on the Collateral unless and until Client has executed and delivered to Factor said general release and Client shall have no authority to do so without Factor’s express written consent. Any termination of this Agreement shall not affect Factor’s security interest in the Collateral and Factor’s ownership of the Accounts, and this Agreement shall continue to be effective, until all transactions entered into and Obligations incurred hereunder have been completed and satisfied in full. The indemnification provisions of this Agreement shall survive the termination of this Agreement. All Obligations shall be immediately due and payable in full upon termination of this Agreement.

Section 11. Notices. Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, or (ii) overnight delivery service with proof of delivery, or (iii) United States mail, first-class with postage prepaid, or registered or certified mail, or (iv) prepaid telegram, telex, or telecopy, addressed to each party hereto at its address and to the attention of the person listed as set forth below the signatures of the parties to this Agreement. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of overnight delivery service or telecopy, on the next business day at the receiving location or in the case of mail, upon receipt.

Section 12. Attorney’s Fees. Client agrees to reimburse Factor upon demand for all reasonable attorney’s fees, court costs and other expenses incurred by Factor in the preparation, negotiation and enforcement of this Agreement and protecting or enforcing its interest in the Accounts or the Collateral, or in the representation of Factor in connection with any bankruptcy case or insolvency proceeding involving Client, the Collateral, or any Accounts including any defense of any Avoidance Claims (except to the extent related to Approved Accounts where no Dispute exists). Client hereby agrees to pay such fees, costs and expenses and Factor shall also have the right to charge the Reserve therefore. Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Client with a right to attorney’s fees or costs, Client hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Client agrees that Factor exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

Section 13. Indemnity. Client hereby indemnifies and agrees to hold harmless and defend Factor from and against any and all claims, judgments, liabilities, fees and expenses (including reasonable attorney’s fees) (“Damages”) which may be imposed upon, threatened or asserted against Factor at any time and from time to time in any way connected with this Agreement or the Collateral. The foregoing indemnification shall apply whether or not such Damages are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of Factor.

Section 14. Severability. Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

Section 15. Parties in Interest. All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Client may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Factor. Notwithstanding anything herein to the contrary, the Factor may, without consent of the Client, grant a security interest in, sell or assign, grant or sell participations in or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

Section 16. Governing Law; Submission to Process and Venue. This Agreement shall be deemed a contract made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to the rules thereof relating to conflicts of law. Client hereby irrevocably submits itself to the exclusive jurisdiction of the state and federal courts located in the county of Los Angeles, California, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, the purchase of Accounts or any other relationship between Factor and Client by any means allowed under state or federal law. Client hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding, is brought in any inconvenient forum or that the venue thereof is improper.

Section 17. Complete Agreement. This Agreement, the written documents executed pursuant to this Agreement, if any, and the acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 18. Miscellaneous.

(a) Client acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor and Client, and Client waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Factor and Client in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(b) This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Factor’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Client.

(c) In the event Client’s principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Client during the term of this Agreement, such entity shall be deemed to have expressly assumed the obligations due Factor by Client under this Agreement. Upon the formation of any such entity, Factor shall be deemed to have been granted an irrevocable power of attorney with authority to file, on behalf of the newly formed successor business, a new UCC-1 or UCC-3 financing statement with the appropriate secretary of state or UCC filing office. Factor shall be held harmless and be relieved of any liability resulting from the filing of a financing statement or the resulting perfection of a lien in any of the successor entity’s assets. In addition, Factor shall have the right to notify the successor entity’s Customers of Factor’s lien rights, its right to collect all Accounts, and to notify any new factor or lender who has sought to procure a competing lien of Factor’s right is in such successor entity’s assets.

(d) Client expressly authorizes Factor to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any goods regarding an Account.

(e) Client’s principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto are non-delegable. Each of Client’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Factor regardless of who is delegated the responsibility to prepare and/or complete such Schedule of Accounts.

(f) Client shall indemnify Factor from any loss arising out of the assertion of any Avoidance Claim. Client shall notify Factor within two business days of it becoming aware of the assertion of an Avoidance Claim.

(g) Client agrees to execute any and all forms (i.e., Forms 8821 and/or 2848) that Factor may require in order to enable Factor to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

(h) The Client shall make each payment required hereunder, and/or under any instrument delivered hereunder, without setoff, deduction or counterclaim.

Section 19. Waiver of Jury Trial, Punitive and Consequential Damages, Etc. CLIENT AND FACTOR HEREBY (A) IRREVOCABLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) CLIENT IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND CLIENT HEREBY RELEASES AND EXCULPATES FACTOR, ITS OFFICERS, EMPLOYEES AND DESIGNEES, FROM ANY LIABILITY ARISING FROM ANY ACTS UNDER THIS AGREEMENT OR IN FURTHERANCE THEREOF WHETHER OF OMISSION OR COMMISSION, AND WHETHER BASED UPON ANY ERROR OF JUDGMENT OR MISTAKE OF LAW OR FACT, EXCEPT FOR WILLFUL MISCONDUCT; (C) AND CLIENT CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) CLIENT ACKNOWLEDGES THAT FACTOR HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, IN PART, AS A RESULT OF THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

In Witness Whereof, the parties have set their hands and seals on the day and year first hereinabove written.

FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC

By:	/s/ James L. Morrison
Name:	James L. Morrison
Title:	President, Western Region

700 S. Flower Street Suite 2325 Los Angeles, CA 90017 Attention: James L. Morrison

GREAT AMERICAN GROUP ADVISORY & VALUATION SERVICES, LLC

By:	/s/ Lester M. Friedman
Name:	Lester Friedman
Title:	Manager/Chief Executive Officer

6330 Variel Avenue, Suite 100 Woodland Hills, California 91367 Attention: Lester Friedman

STATE OF CALIFORNIA)

COUNTY OF LOS ANGELES)

I HEREBY CERTIFY that on this day personally appeared before me, officers duly authorized to administer oaths and take acknowledgements, Lester Friedman, as Manager/Chief Executive Officer of Great American Group Advisory & Valuation Services, LLC, a California limited liability company, who has produced the following identification:                                          or (X) who is personally known to me, and who acknowledged before me that he executed the same for the purposes therein expressed, as the act and deed of said limited liability company.

WITNESS my hand and official seal in the County and State last aforesaid on this 7th day of May, 2007.

/s/ Mark R. Raphael
Notary Public, State of California
My Commission Expires: 3/26/10

(SEAL)

SCHEDULE “A”

Definitions

“Account(s)” means (i) all “accounts” as defined in the UCC, whether presently existing or hereafter arising due to Client, and (ii) all presently existing or hereafter arising accounts receivable due to Client (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations or rights to payment of a monetary obligation now or hereafter owing to Client, whether arising from the sale or lease of goods or the rendition of services by Client (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Client’s rights in, to and under all purchase orders now or hereafter received by Client for goods and services, all proceeds from the sale of inventory, all monies due or to become due to Client under all contracts for the sale or lease of goods or the rendition of services by Client (whether or not yet earned by performance) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Client that correspond to any of the foregoing and all proceeds of the foregoing.

“Advance” means amounts advanced by Factor to or for the benefit of the Client under this Agreement or otherwise, including amounts charged to Client’s account with Factor which are used to pay interest, expenses, fees, commissions, to reimburse Factor for amounts paid by it on behalf of Client or to protect Factor’s rights and interests hereunder including, without limitation, ownership of the Accounts and its security interest in Collateral, and any other items payable by Client to Factor under this Agreement or the Factoring Documents.

“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

“Approved Account” means an Account representing a sale to a Customer within the terms of a Credit Line established for such Customer on Client’s normal selling terms. “Credit Line” is not defined.

“Avoidance Claim” means any claim that any payment received by Factor from or for the account of an Account Debtor is avoidable under the federal Bankruptcy Code or any other debtor relief statute.

“Chattel Paper” means (i) all “chattel paper” as defined in the UCC, and (ii) a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Collateral” means and includes all of Client’s right, title and interest in and to all of Client’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising and wherever located, including all of the following: (a) Accounts, (b) Chattel Paper, (c) Deposit Accounts, (d) Documents, (e) General Intangibles (including but not limited to all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Customer or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof), (f) Instruments, (g) Letters of Credit and Letter of Credit Rights, (h) Negotiable Collateral, (i) the Reserve, (j) all Supporting Obligations, and (k) all proceeds and products of the foregoing.

“Collection Date” means (a) for payments received by Factor in payment of Accounts, the date a check, draft or other item representing payment on an invoice is posted to Factor’s account plus three (3) business days.

“Contract Year” means the twelve month period ending on the date that is twelve months after the effective date of this Agreement and the twelve month period ending on each annual anniversary thereof

“Customer” means any Person who is obligated on an Account, Chattel Paper or General Intangible.

“Default” means any of the events specified in Section 9 of this Agreement that, with the passage of time or giving of notice or both, would constitute a Default.

“Deposit Account” means (i) all “deposit accounts” as defined in the UCC, and (ii) any demand, time, savings, passbook or like account maintained with a bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC.

“Dispute or Disputed Account” means any claim, whether or not provable, bona fide, or with or without support, made by an Customer as a basis for refusing to pay an Account, either in whole or in part, including, but not limited to, any contract dispute, charge back, credit, right to return goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.

“Documents” means a document of title or a receipt of the type described in UCC 7-201(2).

“Factoring Documents” means, collectively, this Agreement and any other agreements, instruments, certificates or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, riders covering inventory or other loans, security agreements, pledges, guaranties, validity guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Client, any guarantor or any affiliate of Client or any guarantor pursuant hereto or in connection herewith.

“Financing Statement” means each Uniform Commercial Code financing statement naming the Factor as purchaser/secured party and the Client as Client/debtor, in connection with this Agreement.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Person referred to.

“General Intangible” means (i) all “general intangibles” as defined in the UCC, and (ii) all of Client’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Client (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, licenses and rights under any licensing agreement, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than goods, Accounts, Chattel Paper, Deposit Accounts, Documents, Instruments, Letters of Credit or Letter of Credit Rights, but specifically including all of Client’s books and records.

“Instrument” means (i) all “instruments” as defined in the UCC, and (ii) a negotiable instruments or any other writings that evidence a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment. The term does not include (i) investment property, (ii) Letters of Credit, or (iii) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for us with the card.

“Ledger Debt” means any debt, liability or obligation now or hereafter owing by Client to others, including any present or future client of Factor, which Factor may have obtained or may obtain by purchase, assignment, negotiation, discount, participation or otherwise.

“Letter of Credit” means a commercial or stand-by letter of credit issued by or on behalf of or for the benefit of Client.

“Letter of Credit Right” means (i) “letter of credit right” as defined in the UCC, and (ii) a right to payment or performance under a Letter of Credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a Letter of Credit.

“Misdirected Payment Fee” means fifteen percent (15%) of the amount of any payment on account of an Account which has been received by Client and not delivered in kind to Factor within two (2) business days following the date of receipt by Client.

“Negotiable Collateral” means all of Client’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Client’s books and records relating to any of the foregoing.

“Net Invoice Amount” means the invoice amount of the Account, less returns (whenever made), all selling discounts (at Factor’s option, calculated on shortest terms), and credits or deductions of any kind allowed or granted to or taken by the Customer at any time.

“Obligations” means all present and future obligations owing by Client to Factor, including interest thereon, whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, whether arising before, during or after the commencement of any federal Bankruptcy Case in which Client is a debtor, including but not limited to Advances, Ledger Debt, fees and expenses, obligations arising pursuant to guaranties, Letters of Credit or acceptance transactions or any other financial accommodations or agreements between Client and Factor.

“Obligor” means Client and any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, including, but not limited to, any guarantor thereof (individually an “Obligor” and collectively, the “Obligors”),

“Original Term” means the term of this Agreement as reflected in section 15 hereof and “Term” means the Original Term and any extensions thereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or a government or any agency or political subdivision thereof

“Prime Rate” means at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks). In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Factor. The “Prime Rate” may not be the lowest or best rate at which Factor calculates interest or extends credit.

“Purchase Price” means the Net Invoice Amount less Factor’s factoring Commission.

“Reserve” means a bookkeeping account on the books of the Factor representing an unpaid portion of the Purchase Price and such other amounts as Factor deems advisable as security for the payment and performance by Client of its Obligation hereunder.

“Schedule of Accounts” means a form supplied by Factor from time to time wherein Client lists all Accounts.

“Security Interest” means the right, title and interest in and to and liens of Factor on and in the Collateral.

“Supporting Obligation” means (i) a “supporting obligation” as defined in the UCC, and (ii) a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel paper, a Document, a General Intangible, an Instrument, or investment property.

“Termination Fee” means the fee payable to Factor Client pursuant to Section 10 hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.